Exhibit (a)(1)(l)

FORM E-MAIL TO EMPLOYEES AFFECTED BY 409A

From:	george.mazzotta@cnet.com

Date:	March 27, 2007

Subject:	IMPORTANT: Update to Offer to Amend Certain Options

Everyone:

On March 7th, we communicated our tender offer to employees holding 409A options pursuant to an Offer to Amend Certain Options. In connection with our filing of the Offer to Amend Certain Options with the SEC, we have prepared a Supplement to the Offer to Amend Certain Options containing some additional financial information about CNET Networks and minor changes and/or additions to certain provisions of the Offer to Amend Certain Options.

[HYPERLINK TO SUPPLEMENT TO OFFER TO AMEND CERTAIN OPTIONS]

All employees considering participating in our tender offer to employees holding 409A options are advised to read both the Offer to Amend Certain Options and the Supplement together. Except for certain technical changes to the conditions to the offer included in Section 7 of the Offer to Amend, the terms for participation in the tender offer have not changed. For more details, please review all information regarding the tender offer contained in the Offer to Amend Certain Options:

[HYPERLINK TO OFFER TO AMEND CERTAIN OPTIONS]

If you have questions about this email, please contact:

Darrell Hong

Phone: (415) 344-2461

Fax: (415) 972-6161